Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PagerDuty, Inc. of our report dated March 17, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in PagerDuty, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2025.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 17, 2025